                                     Final Prospectus Pursuant to Rule 424(b)(3)
                                                              File No. 333-61489


PROSPECTUS

--------------------------------------------------------------------------------
                                 100,770 SHARES
                            PATTERSON DENTAL COMPANY
                                  COMMON STOCK
--------------------------------------------------------------------------------

     This Prospectus relates to 100,770 shares of Common Stock (the "Shares"), par value $0.01 per share (the "Common Stock"), of Patterson Dental Company (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PDCO." On August 26, 1998, the average of the high and low sale prices of the Common Stock on the Nasdaq National Market was $32.75 per share.

     The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                              -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


                THE DATE OF THIS PROSPECTUS IS AUGUST 28, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company (File No. 0-20572) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended April 25, 1998, filed on July 16, 1998.
     (b) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (No. 33-51304) filed on August 26, 1992.
     (c) The Company's Definitive Schedule 14A (Proxy Statement) filed on August 4, 1998, relating to the Company's Annual Meeting of Shareholders scheduled for September 14, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Written requests for such copies should be directed to the Company at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (651) 686-1600.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

     ON JANUARY 12, 1998, THE BOARD OF DIRECTORS OF THE COMPANY DECLARED A 3 FOR 2 STOCK SPLIT IN THE FORM OF A 50% STOCK DIVIDEND PAYABLE TO SHAREHOLDERS OF RECORD ON JANUARY 30, 1998. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS REFLECTS THIS STOCK SPLIT.

                                   THE COMPANY

     Patterson Dental Company ("Patterson" or the "Company") distributes dental supplies and equipment in the United States and Canada. The Company currently supplies a full line of over 82,500 products to dentists, dental laboratories and institutions. These products include supplies such as x-ray film and solutions, impression materials and restorative materials, hand instruments and sterilization and protective products and equipment such as x-ray machines, handpieces, dental chairs, dental handpiece control units, diagnostic equipment, sterilizers, dental lights and compressors. The Company's product line includes approximately 2,000 private-label products sold under the Patterson name. Patterson also offers customers a full range of related services including dental equipment installation, maintenance and repair, dental office design and equipment financing. Patterson's Colwell Systems division provides a variety of printed products and office supplies to office-based healthcare providers including medical and dental offices. Patterson's EagleSoft division provides Windows(R) based practice management software for dental offices. Unless otherwise indicated, all references to Patterson or the Company include its subsidiaries: Direct Dental Supply Co.; Patterson Dental Canada, Inc.; and Patterson Dental Supply, Inc.

     The Company markets its products and services through nearly 900 direct sales representatives and equipment specialists who operate through 91 sales offices in the United States and Canada. The Company processes an average of more than 8,000 customer orders each business day using a computerized order processing network that links the Company's sales offices and 10 distribution centers. The Company estimates that 97% of its consumable goods orders are shipped complete within 24 hours. Customers may order through a sales representative or directly from the Company by mail, telephone and, for certain customers, electronically through the Company's personal computer-based remote order entry system (REMO), a hand-held bar code scanner (PDXpress(R)), or a smart phone with credit card processing (PassPort Plus). To support its marketing efforts and facilitate order entry, Patterson publishes a catalog containing approximately 10,000 dental products; a semiannual publication, Patterson Today, featuring dental equipment; and periodic direct mail advertisements highlighting popular and specially priced items.

     In May 1985, a holding company formed by the Company's management and certain investors purchased the Company's predecessor, then a Delaware corporation, from a subsidiary of The Beatrice Companies, Inc. Following the acquisition, management implemented strategies to enhance profitability through improving operating efficiency and the quality and breadth of customer service. The Company instituted a computerized order processing network, improved inventory tracking and other management information systems, introduced centralized purchasing, and reduced the number of distribution locations in the U.S. from 56 to 8. Management also enhanced revenue growth through internal expansion and strategic acquisitions, including the 1987 acquisition of the third largest U.S. distributor of dental products, the 1993 acquisition of the second largest distributor of dental products in Canada, the October 1996 acquisition of Colwell Systems, a direct marketer of stationery and office products to healthcare providers, and other dental distributors. As a result of implementing these strategies, net sales increased from $165.8 million for fiscal 1986 to $778.2 million for fiscal 1998, operating margins increased every year since fiscal 1985 and profitability increased from an operating loss for fiscal 1986 to operating income of $64.4 million for fiscal 1998.

     The Company began supplying dental equipment and supplies to dentists and other customers in 1877. In 1985, the Company, then a Delaware corporation, was acquired by PDA, Inc. ("PDA"), a Minnesota corporation controlled by members of Patterson's management. The Company, which was incorporated under the Minnesota Business Corporation Act on June 15, 1992, merged with, and became the successor to, PDA on July 17, 1992. The Company's corporate headquarters and executive offices are located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.
The Company's telephone number is (651) 686-1600.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

     CERTAIN INFORMATION CONTAINED HEREIN WHICH IS NOT HISTORICAL IN NATURE CONSTITUTES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN USED BELOW AND ELSEWHERE HEREIN, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, WORDS SUCH AS "BELIEVES," "EXPECTS," "PLANS," "ESTIMATES" AND VARIATIONS OF SUCH WORDS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE NOT GUARANTIES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, THE COMPANY CAUTIONS SHAREHOLDERS AND PROSPECTIVE INVESTORS THAT THE FOLLOWING IMPORTANT FACTORS, AMONG OTHERS, COULD IN THE FUTURE AFFECT THE COMPANY'S ACTUAL OPERATING RESULTS WHICH COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

HEALTH CARE EXPENDITURES; MARKET FOR DENTAL SUPPLIES AND EQUIPMENT

     Factors that may affect future operating results of the Company include:
(i) reduced growth in expenditures for dental services by private dental insurance plans; (ii) the accuracy of the Company's assumptions concerning future per capita expenditures for dental services, including assumptions as to population growth and the demand for preventive dental services such as periodontic, endodontic and orthodontic procedures; (iii) the rate of growth in demand for infection control products currently used for prevention of the spread of communicable diseases such as AIDS, hepatitis and herpes; (iv) changes in the economics of dentistry affecting dental practice growth and the demand for dental products, including the ability and willingness of dentists to invest in high-technology diagnostic and therapeutic products; and (v) the effects of health care reform, increasing emphasis on controlling health care costs and legislation or regulation of health care pricing, all of which may affect the ability of dentists to obtain reimbursement for use of new and state-of-the-art procedures and technologies.

     Patterson estimates that sales of dental supplies and equipment sold at wholesale in the United States represents a market of approximately $3.0 billion and that its market share, based on fiscal 1998 sales, was approximately 24%. The Company believes that one of the principal economic factors affecting demand for dental services, and thus, for dental products, is the level of employment in the United States. Future adverse conditions affecting employment and benefits made available to workers could have a material adverse effect on the Company's business and prospects.

COMPETITION

     The dental products distribution industry is highly competitive. The Company's ability to retain its base of customers and to increase its market share and the Company's ability to meet increased competition from national, regional and full-service distributors and mail-order distributors of dental products, while maintaining current or improved profit margins, will affect future operating results of the Company. In addition to Patterson and one other national, full-service firm, which is believed to have sales exceeding those of the Company, there are at least 12 full-service distributors which operate on a regional level, and hundreds of small local distributors.

     The business of supplying office products and forms to dental, medical and other practitioners is highly competitive. The principal competition faced by Colwell Systems consists of other national direct mail suppliers, as well as local printing and office product suppliers which provide printed products and office supplies to office-based health care practitioners. Future operating results of Colwell Systems depend upon its ability to attract and retain customers by offering quick response time and innovative products that meet industry reporting standards. Because the cost of paper stock represents over half the cost of its paper and printed products, future operating results may be subject to fluctuations in paper prices. In addition, the introduction of computer-based technologies into the management of health care practices may affect future demand for printed products.

DEPENDENCE ON SALES PERSONNEL, KEY VENDORS AND MANUFACTURERS

     The Company's future operating results are dependent upon the Company's ability to maintain satisfactory relationships with qualified and motivated sales personnel and key vendors and the Company's ability to create relationships with additional manufacturers of quality, innovative products.

CONTROL BY MANAGEMENT

     The current officers and directors of the Company beneficially own approximately 18.8% of the outstanding Common Stock. Accordingly, such persons are able to exert substantial influence over the composition of the Company's Board of Directors and generally direct the affairs of the Company and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

PRODUCT LIABILITY

     Although the Company does not manufacture any dental products, it is subject to claims related to the products it distributes. The Company has not historically had a significant number of claims brought against it and has not incurred significant liabilities due to such claims; however, any significant increase in claims could have an adverse impact on the Company. The Company believes that its product liability insurance is adequate and that it also has certain rights to indemnification from third parties, but there can be no assurance that claims exceeding such coverage will not be made, that the Company will be able to continue to obtain insurance coverage, or that the Company would be successful in obtaining indemnification from such third parties.

     Among the product liability cases in which the Company is a defendant, seven involve claims by healthcare workers claiming damages from allergic reactions to exposure to latex gloves distributed by the Company. In each of these cases the Company acted as a distributor of "Patterson" private label gloves manufactured by third parties, as well as gloves bearing the brand names of other suppliers. In each of these cases the Company intends to seek indemnification from or assert claims against the glove manufacturers pending completion of product identification.

GOVERNMENT REGULATION

     The marketing, distribution and sale of certain dental products sold by the Company is subject to the requirements of various state, local and federal laws and regulations. Among the federal laws which impact the Company are the Federal Food, Drug and Cosmetic Act, which regulates the advertising, record keeping, labeling, handling, storage and distribution of drugs and medical devices, and which requires the Company to be registered with the Federal Food and Drug Administration, and the Safe Medical Devices Act of 1990, which imposes certain reporting requirements on distributors in the event of an incident involving serious illness, injury or death caused by a medical device. In addition, the Company is required to be licensed as a distributor of drugs and medical devices by each state in which it conducts business. Further, there can be no assurance that additional product regulations or regulations affecting the practice of dentistry will not have a material adverse impact on the Company's business.

ANTI-TAKEOVER PROVISIONS

     The Board of Directors of the Company is divided into three classes, with the term of one of the three classes expiring each year. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated preferred shares of the Company in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has no present plan to establish or issue any such securities. In addition, various provisions of the Minnesota Business Corporation Act restrict certain control share acquisitions and business combinations. The existence of the classified Board of Directors, the ability of the Board of Directors to designate and issue various classes and series of preferred shares, and the statutory anti-takeover provisions under the Minnesota Business Corporation Act could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

IMPACT OF YEAR 2000

     The Company has addressed the Year 2000 issue by performing an assessment of its major information technology and technology reliant operating systems and expects that all necessary modifications or replacements of existing systems will be completed by the end of fiscal year 1999. Progress in this effort is being monitored by senior management. Although the Company does not expect the costs of addressing the Year 2000 issue, based on current expenditures and estimates, to be material to the financial results or operations of the Company, the impact on the Company if significant vendors or suppliers are not in compliance cannot be reasonably estimated. While the Company intends to develop plans to mitigate the impact on the Company's operations of vendors or suppliers who are not in compliance, it is possible that the failure of significant vendors or suppliers to be in compliance could result in a material adverse effect on the Company's business, operating results and financial condition.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of the date hereof, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the Shares offered hereby will be sold.

                                                                     PERCENTAGE OF
                                                                      OUTSTANDING
                            SHARES                    SHARES             SHARES
                         BENEFICIALLY              BENEFICIALLY        BENEFICIALLY
                           OWNED(1)      SHARES     OWNED UPON          OWNED UPON
                           PRIOR TO     OFFERED    COMPLETION OF    COMPLETION OF THE
SELLING SHAREHOLDER        OFFERING     HEREBY     THE OFFERING          OFFERING
-------------------      ------------   -------   --------------    -----------------
Alva C. Hill                27,469      27,469          -                   -
William H. Hill             27,429      27,429          -                   -
Larry H. Hill               25,132      25,132          -                   -
W. Tucker Whittington       10,370      10,370          -                   -
G. Mark Rowe                10,370      10,370          -                   -

---------------
(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

     This Prospectus includes 100,770 shares of Common Stock owned by former Hill shareholders (the "Selling Shareholders"). The Shares were issued to the Selling Shareholders in connection with the Company's acquisition of Hill. All of the Selling Shareholders, with the exception of Alva C. Hill, are either past or present employees of the Company or its subsidiaries. Alva C. Hill formerly served as a director of Hill.

     The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Company has agreed to indemnify such Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and certain legal matters pertaining to the Company were passed upon on behalf of the Company by Matthew
L. Levitt, Esq., General Counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of Patterson Dental Company, appearing in Patterson Dental Company's Annual Report on Form 10-K for the year ended April 25, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.



                            ------------------------

                                TABLE OF CONTENTS

                            ------------------------


                                                                         Page
                                                                         ----
Available Information .................................................    2
Incorporation of Certain Documents
  by Reference ........................................................    2
Prospectus Summary ....................................................    3
Risk Factors ..........................................................    5
Selling Shareholders ..................................................    7
Use of Proceeds .......................................................    8
Plan of Distribution ..................................................    8
Legal Matters .........................................................    8
Experts ...............................................................    9


================================================================================





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                                 100,770 SHARES


                                PATTERSON DENTAL
                                     COMPANY

                                  COMMON STOCK



                              ____________________

                                   PROSPECTUS
                              ____________________




                                AUGUST 28, 1998


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